Exhibit 4.1

AMENDMENT NO. FIVE TO THE

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

dated as of March 21, 1996 between

PENNFED FINANCIAL SERVICES, INC.

and

REGISTRAR AND TRANSFER COMPANY

as Rights Agent

WHEREAS, the purpose of this document (this “Amendment”) is to amend the Stockholder Protection Rights Agreement between PennFed Financial Services, Inc., a Maryland corporation, as successor by merger to PennFed Financial Services, Inc., a Delaware corporation, and Registrar and Transfer Company, as Rights Agent (the “Rights Agreement”); and

WHEREAS, this Amendment is in accordance with Section 5.4 of the Rights Agreement.

NOW THEREFORE, in consideration of the premises, it is agreed as follows:

1. Section 1.1 of the Rights Agreement is hereby amended by adding the following definitions in the appropriate locations:

“NYCB” means New York Community Bancorp, Inc., a Delaware corporation.

“Merger” has the meaning given to such term in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of November 2, 2006, by and between NYCB and the Company, as it may be amended from time to time.

2. Section 1.1 of the Rights Agreement is hereby further amended by revising the definition of “Acquiring Person” to read in its entirety as follows:

“Acquiring Person” shall mean any Person who is or shall become a Beneficial Owner of 15% or more of the outstanding shares of Common Stock; provided, however, that the term “Acquiring Person” shall not include (i) the Company or any Subsidiary; (ii) any Person who is or shall become the Beneficial Owner of 15% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock, until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock; or (iii) any Person who is or shall become the Beneficial Owner of 15% or more, but not more than 25%, of the outstanding shares of Common Stock if such Person’s Beneficial Ownership of over 15% of the outstanding shares of Common Stock is solely as a result of an acquisition of Common Stock from the Company which acquisition from the Company receives the prior approval of a majority of the Company’s Board of Directors (exclusive of any directors who are such Person, an Affiliate or Associate of such Person, or a representative or nominee of such Person or of any such Affiliate or Associate). Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither the execution of the Merger Agreement nor the consummation of the Merger or any other transaction contemplated by the Merger Agreement shall result in NYCB being deemed an Acquiring Person.

3. Section 1.1 of the Rights Agreement is hereby further amended by revising the definition of “Stock Acquisition Date” to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither the execution of the Merger Agreement nor the consummation of the Merger or any other transaction contemplated by the Merger Agreement nor the public announcement by the Company or NYCB of any of the foregoing shall be deemed to have resulted in the occurrence of a Stock Acquisition Date.”

4. Section 1.1 of the Rights Agreement is hereby further amended by revising the definition of “Flip-in Date” to add the following sentence at the end thereof:

“Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither the execution of the Merger Agreement nor the consummation of the Merger or any other transaction contemplated by the Merger Agreement nor the public announcement by the Company or NYCB of any of the foregoing shall be deemed to have resulted in the occurrence of a Flip-in Date.”

5. Section 1.1 of the Rights Agreement is hereby further amended by revising the definition of “Expiration Time” to read in its entirety as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the close of business on February 24, 2014, or (iv) the time immediately prior to the “Effective Time,” as defined in the Merger Agreement.

6. Section 2.3 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof as Section 2.3(h):

“(h) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement or by virtue of the consummation of the Merger or any other transaction contemplated by the Merger Agreement.”

7. Article V of the Rights Agreement is hereby amended by adding the following sentence at the end thereof as Section 5.18:

“5.18 Termination

This Agreement shall terminate and be of no further force or effect immediately prior to the “Effective Time,” as defined in the Merger Agreement.”

8. This Amendment shall be deemed effective as of November 2, 2006.

9. This Amendment may be executed in counterparts, which together shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the 2nd day of November, 2006.

ATTEST:		PENNFED FINANCIAL SERVICES INC.

By:	/s/ Patrick D. McTernan	By:	/s/ Joseph L. LaMonica
	Patrick D. McTernan		Joseph L. LaMonica
	Secretary		President and Chief Executive Officer

ATTEST:		REGISTRAR AND TRANSFER COMPANY

By:	/s/ Diane Sayek	By:	/s/ William P. Tatler
Name:	Diane Sayek	Name:	William P. Tatler
Title:	Vice President	Title:	Vice President

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